UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2014

RAPTOR PHARMACEUTICAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-25571	86-0883978
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7 Hamilton Landing, Suite 100
Novato, California 94949
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 408-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)            On December 15, 2014 and December 16, 2014, Gregg Lapointe and Georges Gemayel, Ph.D., respectively, were appointed to the Board of Directors (the “Board”) of Raptor Pharmaceutical Corp. (the “Company”), effective January 1, 2015.  As previously announced, Julie Anne Smith, President and CEO-Designate, will also join the Board and will succeed Christopher Starr, Ph.D. as Chief Executive Officer, effective January 1, 2015.  In connection with the appointments, effective January 1, 2015, the authorized number of directors was increased to nine.

Each of Mr. Lapointe and Dr. Geyamel will receive an annual cash retainer of $40,000 for service as a non-employee director and is expected to receive an option to purchase approximately 40,000 shares of the Company’s common stock, which will vest and become exercisable in 12 equal installments on each quarterly anniversary of January 1, 2015, subject to continued Board service through the applicable vesting date.

Mr. Lapointe and Dr. Geyamel will enter into the Company’s form indemnity agreement for officers and directors, which provides, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company or its subsidiaries, and otherwise to the fullest extent permitted under the General Corporation Law of the State of Delaware and the Company’s bylaws.  The foregoing description is qualified in its entirety by the terms of the indemnity agreement, the form of which was filed with the Securities and Exchange Commission on December 15, 2009 as Exhibit 10.1 to the Company’s Current Report on Form 8-K.

Item 7.01	Regulation FD.

A copy of the press release announcing the appointment of Mr. Lapointe and Dr. Geyamel to the Board is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release dated December 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2014	RAPTOR PHARMACEUTICAL CORP.

	By:	/s/ Frank Lanza
	Name:	Frank Lanza
	Title:	Interim Principal Financial and Accounting Officer

Exhibit Index

Exhibit No.	Exhibit Description
99.1	Press Release dated December 18, 2014.